Exhibit 21

Subsidiaries of
American Electric Power Company, Inc.
As of December 31, 2015
Each company shown indented is a subsidiary of the company immediately above which is not indented to the same degree. Subsidiaries not indented are directly owned by American Electric Power Company, Inc.

Name of Company	Location of Incorporation
American Electric Power Service Corporation	New York
AEP Energy Supply LLC	Delaware
AEP C&I Company, LLC	Delaware
AEP Energy Partners, Inc.	Delaware
AEP Generation Resources Inc.	Delaware
AEP OnSite Partners, LLC	Delaware
AEP Generating Company	Ohio
AEP Transmission Holding Company, LLC	Delaware
AEP Utilities, Inc.	Delaware
AEP Texas Central Company	Texas
AEP Texas Central Transition Funding LLC	Delaware
AEP Texas Central Transition Funding II LLC	Delaware
AEP Texas Central Transition Funding III LLC	Delaware
AEP Texas North Company	Texas
AEP Texas North Generation Company LLC	Delaware
Appalachian Power Company	Virginia
Appalachian Consumer Rate Relief Funding LLC	Delaware
Indiana Michigan Power Company	Indiana
Kentucky Power Company	Kentucky
Kingsport Power Company	Virginia
Ohio Power Company	Ohio
Ohio Phase-In-Recovery Funding LLC	Delaware
Ohio Valley Electric Corporation	Ohio
Indiana-Kentucky Electric Corporation	Indiana
Public Service Company of Oklahoma	Oklahoma
Southwestern Electric Power Company	Delaware
Wheeling Power Company	West Virginia